UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                 FORM S-8
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933


                            TECHNE CORPORATION
             (Exact name of Registrant as specified in its charter)



              Minnesota                                   41-1427402
   (State or other jurisdiction of                     (I.R.S. Employe
    incorporation or organization)                   Identification No.)


                          614 McKinley Place N.E.
                         Minneapolis, MN 55413-2610
                     (Address of principal executive offices)



                Techne Corporation 2010 Equity Incentive Plan
                          (Full title of the plan)



     Thomas E. Oland                        Copy to:
     President                              Melodie R. Rose
     Techne Corporation                     Fredrikson & Byron, P.A.
     614 McKinley Place N.E.                200 Sixth Street South, Suite 4000
     Minneapolis, MN 55413-2610             Minneapolis, MN 55402-1425
     612-379-8854                           612-492-7162


  (Name, address, including zip code, and telephone number, including area code, of agent for service)



Indicate by a check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):


Large accelerated filer  [X]                Accelerated filer  [ ]

Non-accelerated filer    [ ] (Do not check if a smaller reporting company)

Smaller reporting company  [ ]





                       CALCULATION OF REGISTRATION FEE


 Title of
Securities                   Proposed Maximum   Proposed Maximum   Amount of
  to be     Amount to be    Offering Price Per Aggregate Offering Registration
Registered  Registered (1)       Share (2)         Price (2)          Fee
---------- ---------------- ------------------ ------------------ ------------

Common
Stock,
par value
$0.01      3,000,000 Shares        $60.07         $180,210,000     $12,848.97



(1) 3,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Techne Corporation, a Minnesota corporation (the "Company"), are being registered hereunder. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this
Registration Statement shall automatically cover any additional shares of Common Stock that become purchasable under the Techne Corporation 2010 Equity Incentive Plan (the "2010 Plan") by reason of any stock split, stock dividend or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. The maximum aggregate offering price per share and aggregate offering price is based on the average of the high and low sales prices of the Common Stock, as reported on the Nasdaq Global Select Market, on November 8, 2010.






                                PART I

          INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the "Registration Statement") in accordance with Rule 428 under the Securities Act of 1933, as amended, (the "Securities Act") and the introductory note to Part I of Form S-8. Plan documents containing the information required by Part I will be sent or provided to the participants in the Plan as required by Rule 428(b)(1). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.



                               PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated into this Registration Statement by reference and shall be deemed to be a part hereof:

(1)	The Company's Annual Report on Form 10-K filed for the fiscal year ended June 30, 2010, filed with the Securities and Exchange Commission (the "Commission") on August 27, 2010.

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the
Securities Exchange Act of 1934, as amended, (the "Exchange Act") since the end of the fiscal year ended June 30, 2010.

(3)	The description of the Company's Common Stock included in its
Registration Statement on Form 10, filed with the Commission November
1, 1988.


In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 6.	Indemnification of Directors and Officers

Under Minnesota corporate law, a corporation shall, unless prohibited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the bests interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. The Company's Articles of Incorporation and Bylaws do not limit the Company's obligation to indemnify such persons.

The Company's Articles of Incorporation limit the liability of its directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.


Item 8.	Exhibits

4.1 Restated Articles of Incorporation of Company, as amended to date, incorporated by reference to Exhibit 3.1 of the Company's Form 10-Q for the quarter ended September 30, 2000.

4.2 Restated Bylaws of the Company, as amended to date, incorporated by reference to Exhibit 3.1 of the Company's Form 8-K, dated November 14, 2007.

5.1  Opinion of Fredrikson & Byron, P.A.*

10.1 Techne Corporation 2010 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company's current report on Form 8-K filed with the Commission November 2, 2010.**

23.1 Consent of KPMG LLP, Independent Registered Public Accounting Firm.*

23.2 Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).*


*  Filed herewith.
**  Management compensatory plan.



Item 9.	Undertakings

(a) The Company hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                             SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 12th day of November, 2010.



                                       TECHNE CORPORATION

Date:  November 12, 2010               /s/ Thomas E Oland
                                       --------------------------
                                       By:  Thomas E. Oland
                                       Its:  President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Date                                   Signature and Title
-----------------                      ---------------------------

November 12, 2010                      /s/ Thomas E Oland
                                       --------------------------
                                       Thomas E. Oland
                                       Chairman of the Board, President,
                                       Chief Executive Officer
                                       and Director
                                       (principal executive officer)

November 9, 2010                       /s/ Gregory J. Melsen
                                       --------------------------
                                       Gregory J. Melsen, Chief Financial
                                       Officer and Treasurer
                                       (principal financial officer)

November 9, 2010                       /s/ Dr. Roger C. Lucas
                                       --------------------------
                                       Dr. Roger C. Lucas
                                       Vice Chairman and Director

November 10, 2010                      /s/ Howard V. O'Connell
                                       --------------------------
                                       Howard V. O'Connell, Director

November 8, 2010                       /s/ Dr. Randolph C. Steer
                                       --------------------------
                                       Dr. Randolph C. Steer, Director

November 8, 2010                       /s/ Robert V. Baumgartner
                                       --------------------------
                                       Robert V. Baumgartner, Director

November 10, 2010                      /s/ Dr. Charles A. Dinarello
                                       --------------------------
                                       Dr. Charles A. Dinarello, Director

November 8, 2010                       /s/ Dr. Karen A. Holbrook
                                       --------------------------
                                       Dr. Karen A. Holbrook, Director

November 11, 2010                      /s/ John L. Higgins
                                       --------------------------
                                       John L. Higgins, Director

November 11, 2010                      /s/ Dr. Roeland Nusse
                                       --------------------------
                                       Dr. Roeland Nusse, Director